As filed with the Securities and Exchange Commission on March 30, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

A. H. Belo Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	38-3765318
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

P. O. Box 224866 Dallas, Texas	75222-4866
(Address of Principal Executive Offices)	(Zip Code)

A. H. Belo 2008 Incentive Compensation Plan

(Full Title of the Plan)

ALISON K. ENGEL

Senior Vice President/Chief Financial Officer and Treasurer

A. H. Belo Corporation

P. O. Box 224866

Dallas, Texas 75222-4866

(Name and Address of Agent for Service)

(214) 977-8200

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

VAN M. JOLAS

Locke Lord LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

(214) 740-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (2)
Series A Common Stock, $.01 par value(1)(3)	An aggregate of 8,000,000 shares	$4.885	$39,080,000	$4,478.57
Series B Common Stock, $.01 par value(1)(3)

(1)

Shares of Series A Common Stock and Series B Common Stock are identical except that Series B shares are entitled to ten votes per share on all matters submitted to shareholders while Series A shares are entitled to one vote per share. Transferability of the Series B shares is limited to family members and affiliated entities of the holder. Series B shares are convertible at any time on a one-for-one basis into Series A shares, and upon a transfer other than as described above, Series B shares automatically convert into Series A shares. The amount registered includes up to 4,000,000 shares of Series A Common Stock reserved for issuance solely upon conversion of the Series B shares registered hereby.

(2)

Estimated solely for the purpose of calculating the registration fee. This fee was calculated pursuant to Rule 457(h) and (i) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for the shares of Series A Common Stock on the New York Stock Exchange on March 23, 2012.

(3)

This Registration Statement also covers an equal number of preferred share purchase rights issuable pursuant to the terms of a Rights Agreement dated as of January 11, 2008, between the Registrant and Mellon Investor Services LLC, as Rights Agent, which rights will be transferable only with related shares of Series A Common Stock and Series B Common Stock.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement relates to the registration of additional securities under the A. H. Belo 2008 Incentive Compensation Plan. In accordance with General Instruction E to Form S-8, the contents of the previous Registration Statement filed by A. H. Belo Corporation on Form S-8, which is File No. 333-148811, filed with the Securities and Exchange Commission on January 23, 2008 are hereby incorporated by reference in and made a part of this Registration Statement, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information specified by Item 1 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Act”), and the introductory note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The information specified by Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Act and the introductory note to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents set forth below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by A. H. Belo Corporation (the “Company”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as such statement is so modified or superseded.

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “2011 Form 10-K”).

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 2011 Form 10-K.

(3) The description of the Company’s Series A Common Stock included under the caption “Description of Capital Stock” contained in Amendment No. 3 to the Company’s Registration Statement on Form 10 as declared effective by the Securities and Exchange Commission (the “Commission”) on January 22, 2008, as amended by Post-Effective Amendment No. 1 to the Company’s Form 10 filed with the Commission on January 31, 2008.

(4) The description of the Company’s Series B Common Stock included under the caption “Description of Capital Stock” contained in Amendment No. 3 to the Company’s Registration Statement on Form 10 as declared effective by the Commission on January 22, 2008, as amended by Post-Effective Amendment No. 1 to the Company’s Form 10 filed with the Commission on January 31, 2008.

(5) The description of the Preferred Share Purchase Rights included under the captions “Description of Capital Stock” and “Certain Anti-Takeover Provisions—Shareholder Rights Agreement” contained in Amendment No. 3 to the Company’s Registration Statement on Form 10 as declared effective by the Commission on January 22, 2008, as amended by Post-Effective Amendment No. 1 to the Company’s Form 10 filed with the Commission on January 31, 2008.

Item 5. Interests of Named Experts and Counsel.

Members of the law firm of Locke Lord LLP, other than attorneys involved in the preparation of this Registration Statement, own or have an indirect interest in Common Stock of the Company, the fair market value of which exceeds $50,000.

Item 8. Exhibits.

The list of exhibits required by this item is set forth under the heading INDEX TO EXHIBITS on page II-5 of this Registration Statement.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert W. Decherd and Alison K. Engel, each of them or any of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, in any and all capacities, any or all amendments (including post-effective amendments) to this Registration Statement now or hereafter filed by or on behalf of A. H. Belo Corporation (the “Company”) covering securities issued or issuable under or in connection with the A. H. Belo 2008 Incentive Compensation Plan (as now or hereafter amended) and to file the same, with all exhibits thereto, and other documents required in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto said attorneys-in-fact and agents, and each of them or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or any one of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 30th day of March, 2012.

A. H. BELO CORPORATION

By:	/s/ Robert W. Decherd

Robert W. Decherd
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Robert W. Decherd Robert W. Decherd	Chairman of the Board, President and Chief Executive Officer	March 30, 2012

/s/ John A. Beckert John A. Beckert	Director	March 30, 2012

/s/ Louis E. Caldera Louis E. Caldera	Director	March 30, 2012

/s/ Dealey D. Herndon Dealey D. Herndon	Director	March 30, 2012

/s/ Ronald D. McCray Ronald D. McCray	Director	March 30, 2012

/s/ Tyree B. Miller Tyree B. Miller	Director	March 30, 2012

/s/ John P. Puerner John P. Puerner	Director	March 30, 2012

/s/ Nicole G. Small Nicole G. Small	Director	March 30, 2012

/s/ Alison K. Engel Alison K. Engel	Senior Vice President/Chief Financial Officer (Principal Financial Officer)	March 30, 2012

/s/ Michael N. Lavey Michael N. Lavey	Vice President/Controller (Principal Accounting Officer)	March 30, 2012

INDEX TO EXHIBITS

Exhibit Number		Description
4.1

Amended and Restated Certificate of Incorporation of the Company (Exhibit 3.1 to Amendment No. 3 to the Company’s Registration Statement on Form 10 dated January 18, 2008 (Securities and Exchange Commission File No. 001-33741) (the “Form 10”))

4.2

Certificate of Designations of Series A Junior Participating Preferred Stock of the Company dated January 11, 2008 (Exhibit 3.2 to Post-Effective Amendment No. 1 to the Form 10 dated January 31, 2008 (Securities and Exchange Commission File No. 001-33741))

4.3		Amended and Restated Bylaws of the Company, effective January 11, 2008 (Exhibit 3.3 to the Form 10)

4.4		Specimen Form of Certificate representing shares of the Company’s Series A Common Stock (Exhibit 4.2 to the Form 10)

4.5		Specimen Form of Certificate representing shares of the Company’s Series B Common Stock (Exhibit 4.3 to the Form 10)

4.6		Rights Agreement dated as of January 11, 2008, between the Company and Mellon Investor Services LLC (Exhibit 4.4 to the Form 10)

4.7

A. H. Belo 2008 Incentive Compensation Plan (Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2008 (Securities and Exchange Commission File No. 001-33741))

(a)

First Amendment to A. H. Belo 2008 Incentive Compensation Plan effective July 23, 2008 (Exhibit 10.2(2)(a) to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2008 (Securities and Exchange Commission File No. 001-33741))

(b)

Form of A. H. Belo 2008 Incentive Compensation Plan Non-Employee Director Evidence of Grant (for Non-Employee Director Awards) (Exhibit 10.2(2)(b) to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2010 (Securities and Exchange Commission File No. 001-33741))

(c)

Form of A. H. Belo 2008 Incentive Compensation Plan Evidence of Grant (for Employee Awards) (Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2011 (Securities and Exchange Commission File No. 001-33741))

5.1		Opinion of Locke Lord LLP

23.1		Consent of KPMG LLP

23.2		Consent of PricewaterhouseCoopers LLP

23.3		Consent of Locke Lord LLP (included in opinion filed as Exhibit 5.1)

24		Power of Attorney (set forth on page II-3 hereof)